UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Advent Software Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADVENT SOFTWARE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 16, 2007

To the Stockholders of Advent Software Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Advent Software, Inc. (the “Company” or “Advent”), a Delaware corporation, will be held on Wednesday, May 16, 2007 at 9:00 a.m., local time, at Advent’s principal executive offices located at 600 Townsend Street, San Francisco, California 94103, for the following purposes:

1.                To elect six directors to serve for the ensuing year and until their successors are duly elected and qualified.

2.                To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2007.

3.                To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on March 23, 2007 are entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has already returned a proxy.

Graham V. Smith
Secretary
San Francisco, California
April 17, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

ADVENT SOFTWARE, INC.

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

The enclosed proxy is solicited on behalf of Advent Software, Inc. (the “Company” or “Advent”) for use at the Annual Meeting of Stockholders to be held on Wednesday, May 16, 2007 at 9:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Advent’s principal executive offices located at 600 Townsend Street, San Francisco, California 94103. The Company’s telephone number at that location is (415) 543-7696.

These proxy solicitation materials were mailed on or about April 17, 2007, together with the Company’s 2006 Annual Report to Stockholders, to all stockholders entitled to notice of and to vote at the Annual Meeting.

Record Date

Stockholders of record at the close of business on March 23, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 26,982,974 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of the Company’s Common Stock, see “Beneficial Security Ownership of Management and Certain Beneficial Owners.”

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted upon. A proxy may be revoked by (1) delivering to the Secretary of the Company at the Company’s principal executive offices a written notice of revocation or a duly executed proxy, in either case bearing a later date than the prior proxy relating to the same shares or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting.

Voting and Solicitation

Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on the Record Date on all matters properly submitted for the vote of stockholders at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the

Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter, electronic mail, or facsimile.

Quorum; Abstentions; Broker Non-Votes

The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. A plurality of the votes duly cast is required for the election of directors. If a plurality of votes duly cast is not received for the election of a director from our shareholders, the Board may reconsider whether it should appoint another director. The Company is seeking the affirmative vote of a majority of the votes duly cast to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.

Under the General Corporation Law of the State of Delaware, an abstaining vote and broker “non-vote” are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum is present at the Annual Meeting; however, broker “non-votes” are not deemed to be “votes cast.” As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations. Abstaining votes are deemed to be “votes cast” and will have the effect of votes against issues requiring approval of a majority of the votes cast; however, only affirmative votes will affect the outcome of the election of directors and, therefore, abstentions will not have an impact on the election.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Deadline for Receipt of Stockholder Proposals

Stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in the Company’s proxy materials for the 2008 annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company no later than December 18, 2007, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”).

In addition, the Company’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Corporate Governance and Nominating Committee or (3) any stockholder entitled to vote who has delivered written notice to the Secretary of the Company not less than 120 calendar days before the one year anniversary of the date on which the Company first mailed its proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders, which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. Stockholder nominations to the Board of Directors must meet the requirements set forth in Section 2.5 of the Company’s Bylaws. Under these requirements, nominations for election to the Board of Directors may be made at a meeting of stockholders by any stockholder who is entitled to vote in the election of directors and provides timely written notice to the Secretary of the Company. This notice must contain specified information concerning the nominee and concerning the stockholder proposing the nomination. In order to be timely, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company not less than 120 calendar days before the one year anniversary of the date on which the Company first mailed its proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders. For a copy of the Company’s Bylaws, please write to the Corporate Secretary at the Company’s executive offices set forth above.

The Company’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is: (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by any stockholder entitled to vote who has written notice delivered to or mailed and received at the Company’s principal executive offices (no later than December 18, 2007 for the 2008 annual meeting of stockholders), which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in the Company’s proxy materials, should be sent to Advent Software, Inc., Corporate Secretary, 600 Townsend Street, San Francisco, California 94103.

CORPORATE GOVERNANCE

Board of Directors

The primary responsibility of the Board of Directors (the “Board”) is to foster the long-term success of the Company, consistent with its fiduciary duty to stockholders. The Board has responsibility for oversight of broad corporate policies, formulation of the long-term strategic, financial and organizational goals of the Company, and management, which is responsible for the day-to-day operations of the Company. In fulfilling its role, each director nominee must exercise his or her good faith business judgment of the best interests of the Company.

Governance Principles, Code of Business Ethics and Conduct

The Board has adopted Corporate Governance Principles. In addition, the Company has adopted a Code of Business Ethics and Conduct for its directors, officers, and employees, including its principal executive and senior financial officers. These materials are available on the Investor Relations section of the Company’s web site, www.advent.com. If the Board makes any substantive amendment to this Code of Business Ethics and Conduct or grants any waiver, including any implicit waiver, from the provisions of the Code to one of our principal executive or senior financial officers, we will disclose the nature of the amendment or waiver on Advent’s web site, located at www.advent.com, or in a current report on Form 8-K.

Director Independence

The Board has determined that all directors other than Ms. DiMarco are “independent directors” as defined in the corporate governance listing standards of The Nasdaq Stock Market.

Committees of the Board

The Board has established three standing Committees to assist it with the performance of its responsibilities: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. The membership of each committee as of the date of this proxy statement, the number of meetings held by each commmittee in fiscal 2006 and other descriptive information is summarized below.

		Compensation	Corporate Governance and
Director	Audit Committee	Committee	Nominating Committee
A. George Battle		Chair	X
Terry H. Carlitz	X	X	X
Stephanie G. DiMarco *
James D. Kirsner	X		X
James P. Roemer		X	X
John H. Scully			X
Wendell G. Van Auken	Chair		X
William F. Zuendt	X		Chair
Total Meetings in 2006	13	5	2
Total Actions by Unanimous Written Consent in 2006	0	12 **	1

*                    Chief Executive Officer.

**             The purpose of the Actions by Unanimous Written Consent was primarily to approve equity awards to non-executive employees of the Company.

Audit Committee.   As of the date of this proxy statement, the Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, consists of Ms. Carlitz and Messrs. Kirsner, Van Auken and Zuendt, each of whom is “independent,” as defined by the listing standards of The Nasdaq Stock Market for audit committee members and meets the criteria for independence under Rule 10A-3(b)(1) of the Exchange Act. The Board of Directors has determined that Ms. Carlitz and Messrs. Kirsner, Van Auken and Zuendt are “audit committee financial experts” as defined under the rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee acts pursuant to a written charter adopted and approved by the Board of Directors, which is available at the Company’s web site, www.advent.com. The Audit Committee is responsible for, among other things, assisting the Board of Directors in fulfilling its responsiblities for oversight of (i) the integrity of the financial statements of the Company, (ii) the compliance by the Company with legal and regulatory requirements related to financial affairs and reporting, (iii) the qualifications, independence and performance of the Company’s independent registered public accounting firm and (iv) the system of internal controls regarding finance, accounting and legal compliance of the Company. See also “Audit Committee Report for the Year Ended December 31, 2006”.

Compensation Committee.   As of the date of this proxy statement, the Compensation Committee consists of Ms. Carlitz and Messrs. Battle and Roemer, each of whom is “independent” as defined in the listing standards of The Nasdaq Stock Market. The Compensation Committee acts pursuant to a written charter adopted and approved by the Board of Directors, which is available at the Company’s web site, www.advent.com. For a description of the Compensation Committee’s responsibilities, see the “Scope of Authority” section under “Compensation Committee Matters”. See also “Compensation Committee Report for the Year Ended December 31, 2006” and “Compensation Discussion and Analysis”.

Corporate Governance and Nominating Committee.   As of the date of this proxy statement, the Corporate Governance and Nominating Committee consists of all of the directors other than Ms. DiMarco, each of whom is “independent” as defined in the listing standards of The Nasdaq Stock Market. The Corporate Governance and Nominating Committee acts pursuant to a written charter adopted and approved by the Board of Directors, which is available at the Company’s web site, www.advent.com. The Corporate Governance and Nominating Committee is responsible for, among other things, (i) overseeing compliance by the Board of Directors and its committees with applicable laws and regulations, including those promulgated by the SEC and the listing standards of The Nasdaq Stock Market, (ii) development of general criteria regarding the qualifications and selection of board members and recommending candidates for election to the Board of Directors, (iii) developing overall governance guidelines, (iv) overseeing the performance and compensation of the Board of Directors, and (v) reviewing and making recommendations regarding the composition and mandate of Board committees.

Meeting Attendance

During 2006, the Board of Directors held a total of eight meetings (including regularly scheduled and special meetings) and took action twice by unanimous written consent. No incumbent director during the last year, while a member of the Board of Directors, attended fewer than 75% of (i) the total number of meetings of the Board of Directors or (ii) the total number of meetings held by all committees on which such director served.

Although the Company does not have a formal policy regarding attendance by members of the Board at the Company’s annual meeting of stockholders, the Company encourages, but does not require, directors to attend. At the time of the Company’s 2006 annual meeting, all eight members of the Company’s Board of Directors attended the meeting.

Communication with the Board

Any stockholder who desires to contact our Board of Directors may do so by writing to: Board of Directors, c/o Chairman of Corporate Governance and Nominating Committee, Advent Software, Inc., 600 Townsend Street, San Francisco, California 94103. Communications will be distributed to the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE MATTERS

Process for Nominating Directors

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership to the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Advent Software, Inc., Corporate Secretary, 600 Townsend Street, San Francisco, California 94103, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, and evidence of the recommending person’s ownership of the Company’s Common Stock.

The Committee’s general process and criteria for identifying and evaluating the candidates that it recommends to the full Board for selection as director nominees are as follows:

•       The Committee regularly reviews the composition and size of the Board.

•       In evaluating and identifying candidates, the Committee has the authority to retain and terminate any third-party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm. During 2006, the Company utilized Korn/Ferry International to assist in identifying potential director candidates but did not engage any persons identified by such entity and paid fees of less than $1,000 to Korn/Ferry International.

•       In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, and (3) such other factors as the Committee may consider appropriate.

•       While the Committee has not established specific minimum qualifications for Director candidates, the Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, or technology, including an understanding of the financial services industry and Advent’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

•       With regard to candidates who are properly recommended by stockholders or by other means, the Committee will review the qualifications of any such candidate, which review may, at the Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, background checks by the Committee or by a third party service provider or other actions that the Committee deems necessary or proper.

•       The Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

After completing its review and evaluation of director candidates, the Committee recommends to the full Board of Directors the director nominees for selection.

Compensation of Non-Employee Directors

The Corporate Governance and Nominating Committee evaluates and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of Advent receive no additional compensation for service on the Board. Advent’s director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active Board membership. In general, the Corporate Governance and Nominating Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the Board.

The Corporate Governance and Nominating Committee annually reviews director compensation, including, among other things, comparing Advent’s director compensation practices with those of other public companies of comparable size. In conducting such review, the committee may, in its discretion, retain the services of a compensation consultant.

Cash Compensation.   Each non-employee director, other than the Chairman of the Board, receives an annual retainer of $30,000, and the Chairman of the Board receives an annual retainer of $40,000. The Chair of the Audit Committee receives an annual fee of $25,000, and the directors who serve on the Audit Committee receive $15,000 per annum. The Chair of the Compensation Committee receives an annual fee of $15,000, and the directors who serve on the Compensation Committee receive $10,000 per annum. The Chair of the Corporate Governance and Nominating Committee receives an annual fee of $10,000, and the directors who serve on the Corporate Governance and Nominating Committee receive $5,000 per annum.

All retainers and fees are paid quarterly in arrears, and the non-employee directors are eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings in accordance with Advent policy.

Equity Award Grants.   The Corporate Governance and Nominating Committee may recommend changes to the levels of option grants, which must be approved by the full Board. Effective April 1, 2005, each non-employee director became eligible to receive awards under the 2002 Plan of (i) an initial option grant of 30,000 shares upon joining the Board, which vests over four years, with 25% of the shares vesting after one year of service and the remainder vesting in equal monthly installments over the ensuing three years, and (ii) an annual option grant of 12,000 shares vesting in twelve equal monthly installments. Upon retirement from the Board, unvested options are canceled and returned to the Plan. On February 26, 2007, the Board, upon recommendation by the Corporate Governance and Nominating Committee, approved the form and amount of revised equity awards automatically granted to non-employee directors. Effective February 26, 2007, each non-employee director became eligible to receive awards under the 2002 Plan of (i) an initial one-time grant of 21,000 shares of stock appreciation rights (“SAR”), upon joining the Board, which vests over four years with 25% of the shares vesting one year after the date of grant and the remainder vesting in equal monthly installments over the ensuing three years, and 4,500 shares of restricted stock units (“RSU”), which vest over four years with 50% of the shares vesting two years after the date of grant and 50% vesting four years after the date of grant; and (ii) annual grants of 8,400 shares of SAR’s and 1,800 shares of RSU’s, which vest 100% one year after the date of grant. In the event of a merger with or into another corporation, or other change in control, each non-employee director shall fully vest in and have the right to exercise all of his or her outstanding equity compensation (including outstanding stock options, SAR’s, RSU’s, or performance shares). Upon a director’s retirement from the Board, the director’s unvested SAR’s and RSU’s are canceled and returned to the Plan.

Non-Employee Director Compensation Table

In May 2006, each non-employee director received their annual option grant of 12,000 shares pursuant to the 2002 Plan. In January 2006, an initial option grant of 30,000 shares was granted to Mr. Kirsner upon his appointment to the Board.

The following table summarizes compensation of the non-employee directors during fiscal 2006 with respect to their Board service:

Name	Fees Earned or Paid in Cash $	Stock Awards $	Option Awards $(1)	All Other Compensation $	Total $
A. George Battle	48,118	—	$186,384	$—	$234,502
Terry H. Carlitz	61,882	—	$235,103	$—	$296,985
James D. Kirsner	42,702	—	$197,002	$—	$239,704
James P. Roemer	45,000	—	$230,420	$—	$275,420
John H. Scully	48,763	—	$236,098	$—	$284,861
Wendell. G. Van Auken	60,000	—	$227,301	$—	$287,301
William F. Zuendt	55,000	—	$227,301	$—	$282,301

(1)          Option awards consist of stock option awards. Amounts shown do not reflect compensation actually received by the non-employee director. Instead, the amounts in the Option Awards column reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R (excluding the impact of estimated forfeitures related to service-based vesting conditions), and include amounts attributable to awards granted during and before 2006. Excluding the impact of estimated forfeitures related to service-based vesting conditions, assumptions made in the calculation of these amounts are included in Note 9, “Stock Based Compensation” to the Company’s consolidated financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 3, 2007.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Six directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s six nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event any nominee is unable or declines to serve as a director at the time of the 2007 Annual Meeting, the proxies will be voted for any nominee who may be proposed by the Corporate Governance and Nominating Committee and designated by the present Board of Directors to fill the vacancy. All six nominees are currently directors, and all were elected to the Board by the stockholders at the last annual meeting. After conducting its evaluation, the Corporate Governance and Nominating Committee recommended the election of each nominee to the Board of Directors. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.

Information Regarding Director Nominees

The Board of Directors currently has eight members. Terry H. Carlitz and William F. Zuendt are not standing for re-election. Each of the remaining six Board members is standing for re-election to hold office until the next Annual Meeting of Stockholders. The name of and certain information regarding Director Nominees as of March 31, 2007 are set forth below.

Name	Age	Principal Occupation
John H. Scully	62	Managing Director, SPO Partners & Co.
Stephanie G. DiMarco	49	Chief Executive Officer and President of the Company
A. George Battle	63	Chairman of the Board, Fair Isaac Company
James D. Kirsner	63	Independent Business Advisor
James P. Roemer	59	Former Chairman of the Board, ProQuest Company
Wendell G. Van Auken	62	Managing Director, Mayfield Fund

Mr. Scully has been a director since October 2003 and was appointed Chairman of the Board in December 2003. Mr. Scully currently serves as managing director of SPO Partners & Co., a private investment firm he co-founded in 1991, and is a director of Plum Creek Timber Company and the privately-held Hotel Equity Funds. He also is a Vice Chairman of the Board of Trustees at Stanford University and the Vice Chairman of Stanford Hospital and Clinics. In addition, Mr. Scully is chairman and founder of the Making Waves Educational Program. Mr. Scully holds an M.B.A. from Stanford University and an A.B. from Princeton University’s Woodrow Wilson School of Public and International Affairs.

Ms. DiMarco founded Advent in June 1983. She served as Chairman of the Board from November 1995 until December 2003. Ms. DiMarco currently serves as Chief Executive Officer and President of the Company since her permanent appointment to the position in December 2003 after serving on an interim basis from May 2003. Previously, she had served as President since founding Advent until April 1997 and as Chief Executive Officer until November 1999. She serves on the Advisory Board of the College of Engineering at the University of California, Berkeley, and is a San Francisco Foundation board member. Ms. DiMarco holds a B.S. in Business Administration from the University of California at Berkeley.

Mr. Battle has been a director since June 2005. Mr. Battle was the CEO and Chairman of the Board of Ask Jeeves, Inc. from 2000 to 2005. He was also director of PeopleSoft, Inc. from 1995 to 2004, and chaired the Transaction Committee of the Board during its 18 month deliberations regarding the Oracle tender offer. Mr. Battle is currently a director of Netflix Inc. and of Expedia Inc. and is Chairman of the Board of Fair Isaac Corporation. He is also a member of the Board of Directors of the Masters Select family of funds. As a Senior Fellow of the Aspen Institute, Mr. Battle is a seminar moderator for the Aspen Institute and has lectured at Stanford Business School, University of California-Berkeley Business School, the Amos Tuck School at Dartmouth, and American University. Mr. Battle retired from Andersen Consulting in 1995, having joined the firm in 1968 and served as a partner from 1978. From 1982 through 1995, he held a series of management positions in the firm including Worldwide Managing Partner—Market Development and Managing Partner—U.S. Operations and Planning. He was also a member of the firm’s Executive Committee, Global Management Council and Partner Income Committee. Mr. Battle holds an economics degree from Dartmouth College and a M.B.A. from Stanford University.

Mr. Kirsner has been a director since January 2006. Mr. Kirsner currently serves on the Boards of Directors of the Bank of Marin, Cool Systems, Inc and Fair Isaac Corporation. He previously was a member of the Board of Directors of Ask Jeeves, Inc., until its sale in July of 2005. Mr. Kirsner was a Partner at Arthur Andersen in its Audit and Business Advisory Practice for over 25 years through 1993, providing a wide range of professional services, primarily to financial services firms. Mr. Kirsner then served as Chief Financial Officer and Head of Barra Ventures at Barra, Inc., a leading investment risk management services company from 1993 to 2001. Most recently, Mr. Kirsner was a consultant and interim Chief Operations Officer for Tukman Capital Management. Mr. Kirsner holds a B.S. degree in economics and an M.S. degree in accounting from the Wharton School of the University of Pennsylvania. Mr. Kirsner was also a general course student at the London School of Economics.

Mr. Roemer has been a director since March 2004. Mr. Roemer served as Chairman of ProQuest Company from 1998 to 2004, as ProQuest’s Chief Executive Officer from 1997 to 2003, and as President from 1995 to 2001. From January 1994 to June 1995, he served as President and Chief Executive Officer of ProQuest Information and Learning Company. In October 1991, Mr. Roemer joined ProQuest as President and Chief Operating Officer of ProQuest Business Solutions Company and was promoted to President and Chief Executive Officer of that company in September 1993. Prior to joining ProQuest Company, he was President of the Michie Group, Mead Data Central from December 1989 to October 1991. From January 1982 to December 1989 he was Vice President and General Manager of LexisNexis, an online information service. Mr. Roemer attended the University of Cincinnati and completed the Executive Program at the University of Virginia and the Program for Management Development at Harvard University.

Mr. Van Auken has been a director since September 1995. Mr. Van Auken is a Managing Director of various entities affiliated with Mayfield Fund, a venture capital firm, which he joined in October 1986. Mr. Van Auken is a director of Montgomery Street Income Securities, Inc., an investment company. Mr. Van Auken holds a M.B.A. from Stanford University and a B.E.E. from Rensselaer Polytechnic Institute.

Required Vote

As explained in the section “Information Regarding Director Nominees” above, Ms. Carlitz and Mr. Zuendt are not standing for re-election. The Company acknowledges with gratitude their service on the Board.

The six nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors, whether or not such affirmative votes constitute a majority of the shares voted. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect under Delaware law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.

AUDIT COMMITTEE MATTERS

Audit Committee Report for the Year Ended December 31, 2006

The Audit Committee provides oversight of the Company’s accounting and financial reporting processes and the audit of the consolidated financial statements of the Company. The Audit Committee assists the Board in fulfilling its responsibilities for oversight of the integrity of Advent’s consolidated financial statements, compliance with legal and regulatory requirements related to financial affairs and reporting, the independent registered public accounting firm’s (“auditors”) qualifications, independence and performance, and Advent’s system of internal controls regarding finance, accounting and legal compliance.

The management of the Company is responsible for establishing and maintaining internal control over financial reporting and for preparing the Company’s consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare or certify the Company’s financial statements or guarantee the audits or reports of the independent auditors, nor is it the duty of the Audit Committee to certify that the independent auditor is “independent” under applicable rules. These are the fundamental responsibilities of Company management and the independent auditors.

In the performance of its oversight function, the Audit Committee has:

•       reviewed and discussed the audited consolidated financial statements with PricewaterhouseCoopers LLP, Advent’s independent registered public accounting firm, and Advent management;

•       discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by the Statement on Auditing Standards No. 61 (required communications with audit committees) and SAS 99 (consideration of fraud in a financial statement audit);

•       discussed with Advent’s management and with PricewaterhouseCoopers LLP the evaluation of the Company’s internal control over financial reporting and the audit of the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002; and

•       received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, and has discussed PricewaterhouseCoopers LLP’s independence with them.

Based upon these discussions and review, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Advent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the United States Securities and Exchange Commission.

The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Committee is composed of four independent directors, Terry H. Carlitz, James D. Kirsner, Wendell G. Van Auken and William F. Zuendt, each of whom is an independent director as defined in Rule 4200(a)(154) of the Marketplace Rules of The Nasdaq Stock Market, Inc. and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act. The Board has determined that each of Ms. Carlitz and Messrs. Kirsner, Van Auken, and Zuendt qualify as an audit committee financial expert, as defined in Rule 407(d)(5) of Regulation S-K.

AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
Terry H. Carlitz
James D. Kirsner
Wendell G. Van Auken (Chair)
Willaim F. Zuendt

Pre-Approval Policies

Under the Charter of the Audit Committee, the Audit Committee has to pre-approve audit and permissible non-audit services provided to the Company by the independent registered public accounting firm. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its scheduled meetings.

Fees to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the year ended December 31, 2006 and 2005 and fees incurred for other services rendered by PricewaterhouseCoopers LLP during those periods (in thousands).

	2006	2005
Audit Fees(1)	$1,568	$1,714
Tax(2)	40	7
Total	$1,608	$1,721

(1)          The audit fees for the year ended December 31, 2006 and 2005 reflect fees incurred for professional services rendered in connection with the integrated audits of the Company’s annual financial statements and internal control over financial reporting, reviews of the Company’s quarterly financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as issuance of consents, and assistance with and review of documents filed with the Securities and Exchange Commission.

(2)          The tax fees for the year ended December 31, 2006 were for services related to tax assistance with a research and development study and tax compliance including the preparation and review of state tax returns. The tax fees for the year ended December 31, 2005 were for services related tax compliance, tax advice, and tax planning including the preparation and review of federal, state and international tax returns and assistance with tax audits.

For the years ended December 31, 2006 and 2005, all audit and tax fees shown in the table above were pre-approved by the Audit Committee.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Board of Directors has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2007. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 1989. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws, or other applicable legal requirement. However, as a matter of good corporate practice, the Board of Directors has conditioned its appointment of the Company’s independent registered public accounting firm upon the receipt of the affirmative vote of a majority of the shares represented, in person or by proxy, and duly cast at the Annual Meeting, which shares voting affirmatively also constitute at least a majority of the required quorum. In the event that the stockholders do not approve the selection of PricewaterhouseCoopers LLP, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee and the Board of Directors. Even if the selection is ratified, the Board at its discretion and at the direction of the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007. THE EFFECT OF AN ABSTENTION IS THE SAME AS A VOTE “AGAINST” THE RATIFICATION OF THE APPOINTMENT.

COMPENSATION COMMITTEE MATTERS

Scope of Authority

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties:

•       Review and approval for the CEO and the executive officers of the Company (i) annual base salary, (ii) annual incentive bonus, including the specific goals and amount, (iii) equity compensation, (iv) any employment agreement, severance arrangement and change in control agreement/provision, (v) any signing bonus or payment of relocation costs and (vi) any other material benefits, compensation or arrangements not available to employees generally;

•       Specifically with respect to the CEO, review and approval of corporate goals and objectives relevant to the compensation of the CEO, evaulation of his or her performance in light thereof, and consider other factors related to the performance of the Company;

•       Oversee the Company’s equity compensation plans and shall act as the administrator of such plans;

•       Oversee the Company’s overall compensation plans and benefits, including the Company’s 401(k) plan. The Compensation Committee shall also make recommendations to the Board with respect to improvements or changes to such plans or the adoption of new plans when appropriate;

•       Evaluation on a periodic basis of the competitiveness of (i) the compensation of the CEO and the executive officers of the Company and (ii) the Company’s overall compensation plans;

•       Review and discussion with management of the Company’s Compensation Discusion and Analysis that will be included in the Company’s annual proxy statement as required by the applicable rules and regulations of the Securities and Exchange Commission (“SEC rules”) and any other applicable rules and regulations;

•       Preparation and publishing of an annual Compensation Committee report in the Company’s annual proxy statement as required by SEC rules; and

•       Review and reassessment of the adequacy of the Compensation Committee Charter periodically and recommend any proposed changes to the Board for approval.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee was formed in October 1995 and as of the date hereof is composed of Ms. Carlitz and Messrs. Battle and Roemer. No interlocking relationship exists between any member of the Company’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of the Company or its subsidiaries.

The Company has entered into indemnification agreements with each of its directors, officers and certain employees of the Company. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by law.

Compensation Committee Report for the Year Ended December 31, 2006

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2006. Based on the review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the Advent’s Proxy Statement for its 2007 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
A. George Battle (Chair)
Terry H. Carlitz
James P. Roemer

Compensation Discusssion and Analysis

Advent Software Inc.’s 2007 Compensation Discussion and Analysis addresses the following topics:

•       The role and members of the Compensation Committee of Advent’s Board of Directors,

•       Advent’s executive compensation philosophy and practices,

•       The components of Advent’s executive compensation program, and

•       Advent’s executive compensation decisions for fiscal 2006 and 2007.

Governance of Executive Officer Compensation Program

Purpose of the Compensation Committee

The Compensation Committee of Advent’s Board (the “Compensation Committee”) has overall responsibility for approving and evaluating Advent’s executive officer compensation plans, policies and programs. The purpose of the Committee is to:

•       Provide oversight of the Company’s compensation policies, plans and benefit programs,

•       Assist the Board in discharging its responsibilities relating to:

•        Oversight of the compensation of the Company’s Chief Executive Officer and other executive officers (including officers reporting under Section 16 of the Exchange Act),

•        Approving and evaluating the executive officer compensation plans, policies and programs of the Company, including: i) annual base salary; ii) annual incentive bonus (including specific goals and amount); iii) equity compensation; iv) any employment agreement, severance agreement and change in control agreement/provision; v) any signing bonus or payment of relocation costs, and; vi) factors related to the performance of the Company,

•       Review and recommend for Board approval the Company’s equity compensation plans for its executive officers and employees (for example the 2002 Stock Plan, as amended and restated May 18th, 2005).

Responsibilities of the Compensation Committee

•       Review and approve, with board visibility and input, the Company’s equity compensation plans for its executive officers and employees,

•       Review and approve corporate goals and objectives relevant to CEO compensation and CEO performance, and

•       Conduct periodic competitive evaluations of the executive officer compensation plans

A principal objective of the Compensation Committee is to use compensation to align the interests of executive officers with the long-term interests of the Company’s shareholders. The compensation programs for Advent’s executive officers are designed to attract, motivate and retain talented executives responsible for the success of the Company, and is determined within a competitive framework and based on the achievement of the Company and individual performance goals.

The Compensation Committee operates pursuant to a charter that further outlines the specific authority, duties and responsibilities of the Compensation Committee. The charter is periodically reviewed and revised (and was most recently revised on February 9, 2006) by the Compensation Committee and our Board, and is available at

http://media.corporateir.net/media_files/IROL/96/96626/corpgov/CompCommitteeCharter6506.pdf.

Process for Evaluating Executive Officer Performance and Compensation

The Compensation Committee generally holds at least four scheduled meetings during the year and holds additional meetings periodically to review and discuss executive compensation issues. The Committee may also consider and take action by written consent. The key tasks for each proposed or actual meeting in 2007 are summarized below:

January 2007	February 2007
• Certify 2006 Executive Management Team Bonus Payout	• Approve 2007 Executive Management Team Bonus Plan (finalization of goals/performance objectives)
• Preview 2007 Executive Management Team Bonus Plan Design	• Approve 2007 Executive Management Team and employee equity performance grants
• Preview 2007 Corporate Bonus Plans	• Approve 2007 Executive Management Team cash compensation adjustments
October/November 2007	December 2007
• Review compensation strategy/philosophy for following year	• Review total compensation assessment for executive officers
• Review broad-based equity program trends, practices and award levels

The Committee also reviews and approves all executive equity grants and guidelines and budget for non-executive grants and on a quarterly basis it reviews reports on equity compensation usage. The Committee reviews progress against annual performance goals at mid-year.

Advent’s Human Resources Department supports the Compensation Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering Advent’s compensation programs. The Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee. During 2006, the Committee employed Compensia, Inc. (“Compensia”), an independent consulting company to provide advice and information relating to executive and director compensation. Compensia assisted the Committee in the creation of executive bonus structures, equity incentives and in evaluating base salary levels. Compensia reports directly to the Committee. From time to time, the Committee may direct its advisor to work with the Human Resources Department to support management and the Committee in matters such as: i) peer group development; ii) executive officer benchmarking, including pay-for-performance analyses and tally sheet preparation; and iii) advising on cash-based incentives and equity program design. The Committee plans to continue to use Compensia in 2007 as its independent advisor.

As of December 31, 2006, the Compensation Committee was comprised of Ms. Terry H. Carlitz, and Messrs. A. George Battle and James P. Roemer. Mr. Battle is the Chairman of the Compensation Committee. All Committee members meet the Nasdaq Stock Market’s requirement for independence, the definition of a non-employee director under Section 16 of the Exchange Act, and the Internal Revenue Code’s criteria of an outside director.

Executive Compensation Philosophy and Framework

Compensation Objectives

Advent’s executive compensation program is designed to achieve four primary objectives:

1.                Attract and retain highly skilled executives who will create and sustain stockholder value.

2.                Reinforce a persistent focus to improve market position and achieve the Company’s operational objectives.

3.                Support a strong pay-for-performance culture that provides market-leading compensation commensurate with outstanding performance.

4.                Align the interests of the executive officers with the long-term interests of the Company’s stockholders, thereby enhancing stockholder value.

Target Pay Position/Mix of Pay

The main components of pay the Company uses to support these objectives are base salary, annual cash incentive and equity (discussed in greater detail below under “Evaluation of Executive Officer Compensation”). For each of these three elements, Advent’s strategy has been to examine peer group compensation practices and target total cash compensation (base plus bonus) between the 50th and 75th percentile of the peer group, weighted towards incentive bonus compensation, and between the 50th and 75th for equity compensation. These target pay positions are the within the same range for all employees in the Company.

The Compensation Committee has historically approved compensation levels for officers above and below the target pay position, based on individual and Company performance relative to the peer group, to ensure an appropriate pay-for-performance alignment. This pay-for-performance alignment is further supported by Advent’s emphasis on variable, or at-risk, compensation, which ensures that executives receive target or above-target total compensation only to the extent that Company performance has been achieved.

Compensation Benchmarking

The Compensation Committee examines the compensation practices of two peer groups to assess the competitiveness of executive officer compensation practices and levels. The first peer group (“Current Peers”) includes software companies that are similar in business strategy and are comparable on the basis of market capitalization, competition for labor, revenue and number of employees. The pay practices of the Current Peers are the primary benchmark used when considering the competitiveness of officer compensation levels and represent labor market competitors and those companies considered to be exercising best practices with respect to executive compensation.

The “Current Peers” had the following profile:

		Revenue		Net Income		Market Capitalization
	Industry Sector	Range	Median	Range	Median	Range	Median
Peer Group	Software	$128.6M to $406.6M	$254.6M	- $52.0M to $87.5M	$14.5M	$296.4M to $3,026.1M	$734.8M
Advent	Software	$184.1M		$82.6M		$959.5M

The peer group is reviewed annually by the Compensation Committee and adjustments are made as necessary to ensure the group continues to properly reflect the market in which Advent competes for talent. The Compensation Committee also annually reviews the executive pay practices of other similarly situated companies as reported in industry surveys and reports from compensation consulting firms. This information is considered when making recommendations for each element of compensation.

The second peer group (“Next Stage Peers”) includes software companies deemed to be industry leaders as measured by financial performance, stockholder value creation and market share. The compensation policies of Next Stage Peers are reviewed so that the Compensation Committee can understand best compensation practices of larger, highly successful companies and determine whether any of these practices have applicability to Advent. We do not consider the levels of pay, however, for executives in the Next Stage Peers when setting compensation for our executives.

The companies in the Current and Next Stage Peers are generally consistent with but not exactly the same as those contained in the performance graph under “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” included in the Company’s Form 10-K/A for the year ended December 31, 2006. The primary difference is that companies in the Performance Measurement Graph may include companies that are significantly larger than Advent and/or do not meet the criteria stated above for the Current and Next Stage Peers and thus, are not deemed to be suitable peers for benchmarking executive compensation levels.

Evaluation of Executive Officer Compensation

Cash Compensation

Base Salary

Base salaries are used to attract, motivate and retain highly qualified executives. Base salary, which is determined by the level of responsibility, expertise and experience of the employee, and competitive conditions in the industry, is the primary fixed compensation in the executive pay program. Based on the experience of the Committee members and review by our third-party compensation consultant, the Committee believes that the salaries of its officer’s fall within the norm of the industry (software) in which Advent participates.

The Compensation Committee believes that increases to base salary should reflect the individual’s performance for the preceding year and his or her pay level relative to similar positions in our peer group, taking performance into account, as well as internal equity with respect to the rest of the executive team. Base salary increases also reflect anticipated future contributions of the executives.

Bonus

Advent’s annual bonus program is an “at-risk” compensation arrangement designed to reward executives for achieving key operational goals that we believe will provide the foundation for creating longer-term stockholder value. For executive officers, target bonus opportunities range from 35% to 67% of base salary, which provides a target bonus opportunity that is between the 50th and 75th percentile relative to the Current Peers. Officers may earn up to 200% of their target annual bonus award based on overachievement of the plan goals.

Total Target Cash Compensation

As part of an annual process, our Chief Executive Officer presents her total target cash compensation recommendations for the executive officers (except herself), including the Named Executive Officers, to the Committee in the first quarter of the fiscal year.

2006

In March, 2006 our CEO proposed target cash compensation salary levels for 2006 that represented an average increase of 4.2% over 2005 salary levels for all executive officers, and 4.9% for the Named Executive Officers (excluding the CEO). Our CEO proposed an increase for Mr. Smith of 4.6%, with a target bonus of 41% of base salary. This increase was in line with the salary increase budget for 2006 for our Company as a whole and the approved rate of increase for employees who exceeded performance objectives and had a base salary that approximated the market’s (market defined as the Current Peers) 50th percentile.

Our CEO proposed salary increases for Ms. Chang and Mr. Hess of 4.7%, and 5.0%, respectively. For both of these individuals, the salary increases reflect their performance rating, their market position relative to the external market, and our CEO’s assessment that retaining these individuals was critical to Advent’s long-term success. The competitive position of Ms. Chang’s salary is reflective of her long tenure with the Company, the criticality of her role, and the highly competitive labor market with respect to her role. Mr. Nye, who has since left the Company in February 2007, received an increase of 5.2% based on his performance during the year and his position relative to the peer group.

After discussing the performance of each executive officer with the CEO and her recommendations, the Committee approved the proposed salary increases for the above executive officers. Ms. Chang’s target bonus was 41% of her base salary, and Mr. Hess’ was 44% of base salary.

The Compensation Committee reviewed competitive analyses developed by our outside consultant and with input from the full Board approved a compensation package for our CEO. For 2006, the Committee recommended that the CEO’s target total cash compensation be increased to $625,200, which approximated the 50th percentile of our Current Peers and represented an increase of 4.2%. Ms. DiMarco’s target bonus was set at 67% of her base salary.

Salary increases were effective April 2006. Compensation actions are taken in April to allow time to assess individual and Company performance data for the prior fiscal year that is not available prior to that time.

2007

In March 2007, our CEO proposed salaries for 2007 that represented an average increase of 6.2% over 2006 salary levels for all executive officers and 6.9% for the Named Executive Officers (excluding the CEO), reflecting the competitive environment and movement in our market (Current Peers). Our CEO proposed a salary increase for Mr. Smith of 7.2%, reflecting the highly competitive market for CFO’s and Mr. Smith’s performance. Mr. Smith’s target bonus is 45% of his base salary.

Our CEO proposed a salary increase for Ms. Chang of 7.4%, reflecting her performance and the critical nature of her role. Ms. Chang’s target bonus comprises 42% of her base salary. Our CEO proposed a salary increase for Mr. Hess of 10.2% reflecting his performance and his increased responsibility in managing a larger business unit. Mr. Hess’ target bonus is 49% of his base salary. Mr. Nye left the Company in February of 2007 before any salary increase was proposed for him.

As in 2006, the Compensation Committee reviewed competitive analyses developed by our external consultant and with input from the full Board approved a compensation package for our CEO. For 2007, the CEO’s target total cash compensation was increased to $700,000, which approximates the 50th percentile of our current stage peer group. This resulted in a 7.7% increase to her target total cash compensation. Ms. DiMarco’s target bonus represents 65% of her base salary.

Salary increases were effective April 2007 to allow time to assess individual and Company performance data that is not available prior to that time.

Corporate Bonus Payouts for Performance in 2006

At the beginning of each year, the Compensation Committee approves specific goals for the upcoming year, for purposes of the executive incentive bonus plan. In addition to traditional measures of corporate and business unit performance, such as bookings, revenue and profit performance, the Compensation Committee emphasizes other indications of performance, including individual performance, and approves associated weightings. Individual performance, as determined through the achievement of pre-established objectives, can modify the award determined under the following grid by 0% to 125%, subject to an individual maximum award equal to 200% of target bonus. For 2006, the corporate measures were the total value of all new term licenses signed by clients (“Term Contract Value”) and total amount of revenue recognized (“Recognized Revenue”), as described in the chart below.

	Term Contract Value		Recognized Revenue
	% of Performance	% Payout	% of Performance	% Payout
Performance Level	Achievement	Achievement	Achievement	Achievement
Below Threshold	<80%	0%	<90%	0%
Threshold	80%	50%	90%	50%
Target	100%	100%	100%	100%
Maximum	125%	200%	110%	200%

Corporate performance exceeded plan in 2006 and for both measures was near the maximum. The plan stipulates certain thresholds to trigger bonus payments, including achievement of at least 75% of the Company’s non-GAAP operating profit (which is equal to GAAP operating profit less the effect of costs from amortization of developed technology and other intangibles, restructuring charges, and stock-based compensation) goal; Advent’s 2006 operating profit exceeded threshold and plan.

In January 2007, the CEO presented her recommendations for bonus payments to executive officers, based on corporate and individual performance in 2006 (all executives received “Meets Expectations” or “Exceeds Expectations” of individual performance ratings). Based upon corporate and individual performance, the Committee recommended the bonus payout for the CEO. The Compensation Committee reviewed and verified the percent of goal achieved for each corporate goal, along with the overall percent of corporate goal achievement for purposes of bonus plan payouts.

The Compensation Committee approved the following 2006 bonus payments for officers, based on the corporate and individual performance assessments tabled below:

Named Executive Officer	2006 Annual Target	2006 Payable
Stephanie G. DiMarco	$250,100	$243,848
Graham V. Smith	$125,000	$229,908
Lily S. Chang	$115,000	$219,227
Daniel T.H. Nye	$130,000	$241,595
David P.F. Hess Jr.	$110,000	$204,427

The CEO’s Corporate Achievement rating reflects her request (which the Compensation Committee honored) to have her bonus capped at 100% of target.

The approved bonus payments resulted in total cash compensation between the 55th percentile and 75th percentile of market. The Compensation Committee noted that Advent’s 2006 performance compared favorably to its Current Peers.

For 2007, target bonus levels for executive officers are similar to target bonus levels set in 2006; however, the operating profit threshold for any payout will be raised to 80% of the business plan goal from its 2006 level of 75%.

Equity Compensation: Overview

Compensation tied to the performance of the Company’s Common Stock is a key element of our executive compensation program. Officers and other employees of the Company are eligible to participate in the 2002 Stock Plan and the 2005 Employee Stock Purchase Plan (the “Purchase Plan”), which was adopted in May of 2005. The 2002 Stock Plan permits the Compensation Committee to grant stock options and other equity vehicles to employees on such terms as the Committee may determine subject to the limitations of the plan. The Committee, or a sub-committee consisting of Ms. DiMarco in the case of non-executive grants under our 2002 Stock Plan, currently administers grants of stock options, SAR’s and RSU’s to non-executive officer employees.

In determining the size of an equity grant to a new officer or other key employee, the Committee takes into account equity participation by comparable employees within the Company, external competitive circumstances and other relevant factors. The Committee has also adopted a set of guidelines for use with equity grants to employees other than executive officers which were established using information gathered by an independent third-party consultant in order to assist with equity grants. The Committee may approve grants outside these guidelines under compelling reasons relating to the reward and retention of key, high performing and high potential staff. Additional awards may be granted to current employees to reward exceptional performance or to provide additional unvested equity incentives.

The Employee Stock Purchase Plan permits employees to acquire Common Stock of the Company through payroll deductions and promotes broad-based equity participation throughout the Company.

The Committee believes its stock-based plans align the interests of the employees with the long-term interests of the stockholders.

Equity compensation represents the largest component of our executive officer compensation program at Advent. We believe this is an appropriate way to align the interests of our executive officers with those of our stockholders in order to achieve and sustain long-term stockholder value. In designing the equity program, Advent is sensitive to stockholder concerns about potential dilution from stock based programs As a consequence, management and the Compensation Committee have taken the following steps to manage the equity plan:

•       The Committee strives to limit annual net issuances of stock-based awards to a level that is within the norm of our current stage peer group, subject to extraordinary events (e.g., acquisitions and new executive hires). The Committee will adjust this target rate from year-to-year based on performance and retention issues, and to stay in line with market practices. Our average actual net issuance of stock-based awards was 3.1% of outstanding common stock in 2006. This level is reflective of strong 2005 Company performance and increased competition in the labor market. Advent’s 3.1% “burn rate” is consistent with that of current stage peer group norms, which range from 2.3% to 3.6%. (For purposes of this calculation, each share granted as a RSU and each SAR is counted as one share).

•       The target grant levels for executive officer equity grants are structured in consideration of peer group practice with respect to the economic value of equity compensation (i.e., the Black-Scholes value of stock options and face value of RSU’s).

•       Equity grants to individual executive officers are generally adjusted from target based on individual performance against their annual goals in the preceding year, the expected future contribution and long-term retention of the executive and our performance compared to the peer group.

We do not currently have stock ownership guidelines for the executive officers. The Compensation Committee does not believe such requirements are necessary at this time because the executive officers have a long history of holding equity grants until the end of their terms, and thus have established substantial, personal financial stakes in the Company’s performance. In addition, our CEO beneficially owns shares representing approximately 8.6% of our outstanding common stock as of March 23, 2007.

Equity Compensation: 2006 Awards

In 2006, the Company began issuing RSU’s and SAR’s, in lieu of the historically preferred instrument of stock options, after a review of its stock option program. The Committee believes that these equity vehicles best support the following objectives: (i) support Advent’s executive/employee attraction and retention initiatives; (ii) provide the appropriate incentive to executives and employees to create long-term stockholder value; and (iii) serve the best interests of Advent’s stockholders.

For executives, approximately 70% of their equity awards are delivered in SAR’s and approximately 30% in RSU’s. This mix reflects the Compensation Committee’s pay-for-performance orientation because an individual receives value from the SAR award only if Advent’s stock price increases (which provides for alignment with stockholders). The Company will continue to monitor developments in this area and the Compensation Committee retains the discretion, if necessary, to make adjustments to the equity program consistent with the objectives stated above.

Equity Compensation: 2007 Awards

The table below summarizes the 2007 equity awards granted for the Named Executive Officers through the date of this proxy statement:

	Stock
	Appreciation	Restricted
Named Executive Officer	Rights	Stock Units
Stephanie G. DiMarco	0 *	0 *
Graham V. Smith	17,500	3,750
Lily S. Chang	17,500	3,750
Daniel T.H. Nye	**	**
David P.F. Hess Jr.	17,500	3,750

*                    The Compensation Committee and Board recommended a grant to Ms. DiMarco for 2007, however she elected not to accept a grant this year.

**             Mr. Nye resigned from the Company effective February 2007 and no equity awards were granted to him during 2007.

SAR’s were granted with an exercise price of $37.14, the fair market value on the date of grant.

Benefits and Perquisites

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. The benefits offered to our executive officers are substantially the same as those offered to all our employees.

We provide medical and other benefits to executives that are generally available to other full-time employees, including an employee stock purchase plan, group term life insurance premiums and a 401(k) plan. The 401(k) is a contributory defined contribution plan and Advent’s contributions are based on years of service. Within the first three years of service, Advent offers a matching contribution equal to 50% of the first 6% of the participant’s compensation that has been contributed to the plan, up to a maximum contribution of $3,500. Employees with three to five years of service receive 100% of the first 1% and 50% of the next 5% of pay deferred, up to the maximum allowed. Employees with more than five years receive 100% of the first 2% deferred and 50% of the next 4% deferred, up to the annual limit.

All of our executive officers participated in our 401(k) plan during fiscal 2006 and received matching contributions.

Post-Employment Obligations

We adopted the Advent Software Executive Severance Plan (the “Severance Plan”) to provide severance benefits for executive officers, upon involuntary termination by us in the event of a Company-wide lay-off, departmental reorganization or significant restructuring of an individual’s job duties, or following a change of control. The severance plan protects the Company by providing a standard policy for executive officer severance rights and ensures that we have consistency and parity among the executive offices upon the occurrence of such events. We believe the plan also assures stockholders that the Company will have the continued dedication and objectivity of the executive, notwithstanding the possibility or occurrence of a restructuring or change of control.

Change of control is defined as: i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets to any “person” (as such term is used in Section 13(d) of the Exchange Act), entity or group of persons acting in concert; ii) any “person” or group of persons becoming the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the total voting power represented by the Company’s then outstanding voting securities; iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; or iv) a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board.

In the event of termination following a change of control, executives will be entitled to severance payments consisting of: i) continuing payments at a rate equal to his or her base salary rate, as then in effect, for a period of 12 months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies; ii) all expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans and policies applicable to Executive; iii) Company-paid coverage for a period of 12 months for the Executives and the Executive’s eligible dependents under the Company’s health benefit plans (or, at the Company’s option, coverage under a separate plan); iv) all of Executive’s outstanding stock options (or other rights to purchase common stock of the Company), SAR’s, restricted stock, RSU’s, or performance shares, together “Equity Compensation”) on the termination date, have their vesting accelerated as to 30 months of additional vesting, which is one-half the normal five year vesting period for an option or SAR grant; with post-termination exercisability as specified in the applicable Equity Compensation agreement; and v) receive such other compensation or benefits from the Company as may be available under Company benefit plans.

The Severance Plan also provides the foregoing benefits for executive officers who are involuntarily terminated (other than for “Cause”), with the exception that the vesting of any unvested Equity Compensation is 12 months. In event of the executive’s death or disability, the executive or his/her estate will receive six months of base salary, six months of benefits coverage, and any other compensation or benefit as required by law.

Tally Sheets/Total Compensation

Compensation tally sheets for each of the Named Executive Officers were prepared and reviewed by the Compensation Committee in 2006. These tally sheets affixed dollar amounts to all components of the Named Executive Officers’ compensation, including current pay (salary and bonus), outstanding equity awards, benefits, perquisites and potential change-in-control severance payments. The Compensation Committee reviews tally sheets at least on an annual basis.

The Compensation Committee believes it is fulfilling the Company’s compensation objectives and in particular, rewarding executive officers in a manner that supports our strong pay-for-performance philosophy. Executive compensation is tied directly to the Company’s performance and is structured to ensure that there is an appropriate balance between our long-term and short-term performance, and also a balance between our operational performance and stockholder return. On average, the total target pay position for the Named Executive Officers in 2006 was between the 50th and 65th percentile of the peer group and the average resulting pay mix was 25% in base salary, 20% in target annual bonus opportunity and 55% in equity grant value. Our 2006 performance relative to this same peer group approximated or exceeded the 50th percentile with respect to: earnings growth and growth in market capitalization. Based on our track record of strong performance relative to industry peers and the stated compensation objectives, management and the Compensation Committee believes the average target pay position relative to market and pay mix are reasonable and appropriate.

Equity Grant Practices

The Compensation Committee approves all equity grants to our executive officers. Beginning in 2007, the Company has adopted a policy to award our annual merit equity grants to all existing employees only during open trading windows. Additionally, all equity grants will be awarded on the 10th business day of the month. In 2007, the annual merit equity grant for both executive officers and employees were awarded on February 14, 2007. The Compensation Committee selected the February date for the annual equity grant because it coincided with: i) the Committee/Board review of prior year Company and individual performance; and ii) the approval of other executive officer compensation decisions (i.e., salary increases, bonus payments, etc.). Further, the Committee and our Board believe it is a better practice to approve executive officer grants during a regular meeting, so that the Compensation Committee members can carefully deliberate our executive officer’s and CEO’s compensation arrangements.

As discussed above, the Compensation Committee has created a sub-committee consisting of our CEO for the purpose of making grants to non-executive officer employees. Grants by the CEO, which must be within pre-established guidelines based on employee level, are made subject to an annual equity pool approved by the Board, which for 2006 was approximately 1.1 million shares and for 2007 is approximately 1.0 million. The CEO and Human Resources Department are required to provide quarterly tracking updates to the Compensation Committee regarding equity usage. The grant date for new hire awards is the 10th business day of the month, following the date of hire.

Tax Considerations

We believe it is in our best interest, to the extent practical, to have executive officer compensation be fully deductible under Section 162(m). Section 162(m) of the Code generally provides that publicly-held companies may not deduct compensation paid to certain of its top executive officers to the extent that such compensation exceeds $1 million per officer in a calendar year. Compensation that is “performance-based” compensation within the meaning of the Code does not count toward the $1 million limit.

We have taken steps to ensure that payments to executive officers under the Corporate Bonus and equity compensation programs meet the Section 162(m) requirements, where feasible. The Compensation Committee retains the discretion to provide compensation that potentially may not be fully deductible to reward performance and/or enhance retention. Stock options granted under our 2002 plan meet the requirement of 162(m). Currently our bonus plan does not meet the requirements because it is not shareholder approved. Likewise, RSU’s do not meet the performance requirement under 162(m). Executive pay at Advent has historically met the annual compensation limit of Section 162(m), and our CEO’s compensation was within the $1 million limit in 2006.

Summary Compensation Table

The following table summarizes the compensation for 2006 of our Principal Executive Officer, Principal Financial Officer and our three other most highly compensated executive officers.

	Annual Compensation			Non-Equity
		Stock	Option	Incentive Plan	All Other
	Salary	Awards(1)	Awards(2)	Compensation(3)	Compensation(4)	Total
Name and Principal Position	($)	($)	($)	($)	($)	($)
Stephanie G. DiMarco	371,325	81,666	575,367	243,848	35,529	1,307,735
Chief Executive Officer and President
Graham V. Smith	306,750	22,129	550,790	229,908	24,142	1,133,719
Executive Vice President, Chief Financial Officer
Lily S. Chang	278,100	22,129	232,791	219,227	24,212	776,459
Executive Vice President
David. P.F. Hess Jr.	250,550	40,230	376,695	204,427	31,068	902,970
Senior Vice President
Dan T. H. Nye (5)	271,250	22,129	1,342,149	241,595	36,710	1,913,833
Executive Vice President

(1)             Stock awards consist of RSU’s. Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts in the Stock Awards column reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R (excluding the impact of estimated forfeitures related to service-based vesting conditions). These compensation costs reflect stock awards granted only in fiscal 2006 as no RSU’s were granted prior to 2006. Excluding the impact of estimated forfeitures related to service-based vesting conditions, assumptions made in the calculation of these amounts are included in Note 9, “Stock Based Compensation” to the Company’s consolidated financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 3, 2007.

(2)             Option awards consist of stock option, SAR and Employee Stock Purchase Plan awards. Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts in the Option Awards column reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R (excluding the impact of estimated forfeitures related to service-based vesting conditions), and include amounts attributable to awards granted during and before 2006. Excluding the impact of estimated forfeitures related to service-based vesting conditions, assumptions made in the calculation of these amounts are included in Note 9, “Stock Based Compensation” to the Company’s consolidated financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 3, 2007.

(3)             Amounts consist of bonuses earned for services rendered in fiscal 2006 under the 2006 Executive Short-Term Incentive Plan and paid in February 2007.

(4)             All other compensation primarily consists of premiums paid for life insurance where the Company is not the beneficiary, compensation for sales achievement, matching contributions made by Advent under the tax-qualified 401(k) Plan, which provides for broad-based employee participation, amounts paid for health care, parking benefits and health club membership dues.

	Health	President’s	401(k) Matching
Name	Insurance	Council	Contribution	Parking	Miscellaneous	Total
Stephanie G. DiMarco	$14,333	$11,821	$6,600	$2,505	$270	$35,529
Graham V. Smith	$14,333	$—	$6,600	$2,505	$704	$24,142
Lily S. Chang	$14,333	$—	$6,600	$2,505	$774	$24,212
David P.F. Hess Jr.	$9,980	$11,821	$6,600	$2,505	$162	$31,068
Dan T. H. Nye	$14,247	$11,821	$6,600	$2,505	$1,537	$36,710

(5)             Option award compensation for Mr. Nye includes compensation from options granted in 2002 to purchase 200,000 shares of common stock. These options were cancelled and reissued in 2003 in conjunction with the Company’s Stock Option Exchange program.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2006.

					All Other	All Other
					Stock Awards:	Option Awards:		Grant Date
		Estimated Future			Number Of	Number Of		Fair Value
		Payouts under Non-Equity			Shares of	Securities	Exercise or	of Stock
		Incentive Plan Awards(1)			Stock or	Underlying	Base Price of	and Option
	Grant	Threshold	Target	Maximum	Units	Options	Option Awards	Awards
Name	Date	($)(2)	($)(3)	($)(4)	(#)(5)	(#)(6)	($/Sh)	(#)(7)
Stephanie G. DiMarco	03/14/06	—	—	—	14,500	—	—	408,610
	03/14/06	—	—	—	—	101,500	28.18	1,399,238
		—	250,100	500,200	—	—	—	—
Graham V. Smith	03/14/06	—	—	—	3,929	—	—	110,719
	03/14/06	—	—	—	—	27,500	28.18	379,104
		—	125,000	250,000	—	—	—	—
Lily S. Chang	03/14/06	—	—	—	3,929	—	—	110,719
	03/14/06	—	—	—	—	27,500	28.18	379,104
		—	115,000	230,000	—	—	—	—
David P.F. Hess Jr.	03/14/06	—	—	—	7,143	—	—	201,290
	03/14/06	—	—	—	—	50,000	28.18	689,280
		—	110,000	220,000	—	—	—	—
Dan T. H. Nye	03/14/06	—	—	—	3,929	—	—	110,719
	03/14/06	—	—	—	—	27,500	28.18	379,104
		—	130,000	260,000	—	—	—	—

(1)             These amounts represent awards payable under the 2006 Executive Short-Term Incentive Plan. Actual amounts paid under the 2006 Executive Short-Term Incentive Plan are disclosed in the Summary Compensation Table.

(2)             The threshold amounts represent the minimum payouts if both business performance and individual performance are below target levels.

(3)             The target amounts represent the potential payout if both business performance and individual performance are at target levels.

(4)             The maximum amounts represents the maximum payouts under the 2006 Executive Short-Term Incentive Plan.

(5)             Represents grants of RSU’s.

(6)             Represents grants of SAR’s.

(7)             The value of a stock or option award is based on the fair value as of the grant date of such award determined pursuant to FAS 123R.

Outstanding Equity Awards

The following table summarizes all outstanding equity awards held by the named executive officers at the end of fiscal 2006.

	Option Awards						Stock Awards
	Number of		Number of				Number of	Market Value
	Securities		Securities				Shares or	of Shares
	Underlying		Underlying		Option		Units of	or Units
	Unexercised		Unexercised		Exercise	Option	Stock that	of Stock
	Options		Options		Price	Expiration	have not	that have not
Name	Exercisable (#)		Unexercisable (#)		($)	Date	Vested (#)(1)	Vested ($)(2)
Stephanie G. DiMarco	—		—		—	—	14,500	511,705
	52,855	(3)	—		9.46	02/04/07	—	—
	397,145	(3)	—		9.46	02/04/07	—	—
	50,000	(4)	—		18.96	10/17/13	—	—
	19,155	(4)	10,548	(4)	18.96	10/17/13	—	—
	14,824	(4)	5,473	(4)	18.96	10/17/13	—	—
	200,000	(5)	—		18.16	01/02/14	—	—
	41,217	(6)	66,304	(6)	18.25	01/28/15	—	—
	—		7,479	(6)	18.25	01/28/15	—	—
	—		101,500	(7)	28.18	03/14/16	—	—
Graham V. Smith	—		—		—	—	3,929	138,654
	21,306	(8)	14,204	(8)	14.08	02/11/13	—	—
	109,694	(8)	38,296	(8)	14.08	02/11/13	—	—
	1,000	(9)	—		16.55	09/26/13	—	—
	5,500	(9)	3,500	(9)	16.55	09/26/13	—	—
	10,000	(9)	—		16.55	09/26/13	—	—
	—		6,146	(6)	18.25	01/28/15	—	—
	15,333	(6)	18,521	(6)	18.25	01/28/15	—	—
	—		27,500	(7)	28.18	03/14/16	—	—
Lily S. Chang	—		—		—	—	3,929	138,654
	10,817	(10)	—		21.38	05/04/09	—	—
	171,683	(10)	—		21.38	05/04/09	—	—
	5,110	(11)	—		39.13	03/01/11	—	—
	69,890	(11)	—		39.13	03/01/11	—	—
	4	(9)	3,500	(9)	16.55	09/26/13	—	—
	6,496	(9)	—		16.55	09/26/13	—	—
	10,000	(9)	—		16.55	09/26/13	—	—
	—		10,756	(6)	18.25	01/28/15	—	—
	15,333	(6)	13,911	(6)	18.25	01/28/15	—	—
	—		27,500	(7)	28.18	03/14/16	—	—
David P.F. Hess Jr.	—		—		—	—	7,143	252,076
	5,167	(12)	—		25.56	11/19/09	—	—
	5,452	(13)(19)	—		18.88	02/17/10	—	—
	267	(14)(19)	—		18.88	11/15/10	—	—
	2,262	(14)(19)	—		18.88	11/15/10	—	—
	8,570	(11)(19)	—		18.88	03/01/11	—	—
	300	(11)(19)	—		18.88	03/01/11	—	—
	996	(20)	8,750	(20)	16.55	09/26/13	—	—
	435	(20)	—		16.55	09/26/13	—	—
	—		2,909	(21)	18.96	10/17/13	—	—
	15,833	(21)	6,258	(21)	18.96	10/17/13	—	—
	5,833	(15)	4,000	(15)	20.76	01/09/14	—	—
	—		167	(15)	20.76	01/09/14	—	—
	9,667	(16)	22,988	(16)	18.06	10/04/14	—	—
	—		5,345	(16)	18.06	10/04/14	—	—
	—		50,000	(7)	28.18	03/14/16	—	—
Dan T. H. Nye	—		—		—	—	3,929	138,654
	6,184	(17)(19)	5,296	(17)(19)	18.88	05/08/12	—	—
	109,483	(17)(19)	24,037	(17)(19)	18.88	05/08/12	—	—
	45,000	(18)	—		17.13	06/13/13	—	—
	2,333	(9)	2,000	(9)	16.55	09/26/13	—	—
	—		1,500	(9)	16.55	09/26/13	—	—
	—		8,904	(6)	18.25	01/28/15	—	—
	15,333	(6)	15,763	(6)	18.25	01/28/15	—	—
	—		27,500	(7)	28.18	03/14/16	—	—

          (1) Represents grants of RSU’s which vest over a four-year period on their second and fourth anniversaries. The shares will be converted on a one-to-one basis into shares of Advent common stock immediately upon vesting. Assuming continued employment with Advent, 50% of these shares will vest on March 14th of each of 2008 and 2010, respectively.

          (2) Value is based on the closing price of Advent common stock of $35.29 on December 31, 2006, as reported on the Nasdaq Global Select Market.

          (3) These options were granted on February 4, 1997. The options vested 20% on the first anniversary of the grant date, with the remainder vesting in equal monthly installments over the next 48 months.

          (4) On October 17, 2003, options to purchase 100,000 shares were granted. 50,000 of these options vest in equal monthly installments over the next 60 months after the date of grant. The remaining 50,000 of options vested on March 31, 2004.

          (5) On January 2, 2004, options to purchase 200,000 shares were granted. These options fully vested on January 2, 2006.

          (6) These options were granted on January 28, 2005. The options vest 20% on the first anniversary of the grant date, with the remainder vesting in equal monthly installments over the next 48 months.

          (7) These SAR’s were granted on March 14, 2006. The SAR’s vest 20% on the first anniversary of the grant date, with the remainder vesting in equal monthly installments over the next 48 months.

          (8) These options were granted on February 11, 2003. The options vest 20% on the first anniversary of the grant date, with the remainder vesting in equal monthly installments over the next 48 months.

          (9) On September 26, 2003, options to purchase 20,000 shares were granted. 10,000 of these options vest in equal monthly installments over the next 60 months after the date of grant. The remaining 10,000 of options vested on March 31, 2004.

    (10) These options were granted on May 4, 1999. The options vest 20% on the first anniversary of the grant date, with the remainder vesting in equal monthly installments over the next 48 months.

    (11) These options were originally granted on March 1, 2001 with the following vesting schedule: 20% on the first anniversary of the grant date, with the remainder vesting in equal monthly installments over the next 48 months.

    (12) These options were granted on November 19, 1999. The options vest 20% on the first anniversary of the grant date, with the remainder vesting in equal monthly installments over the next 48 months.

    (13) These options were originally granted on February 17, 2000 with the following vesting schedule: 20% on the first anniversary of the grant date, with the remainder vesting in equal monthly installments over the next 48 months.

    (14) These options were originally granted on November 15, 2000 with the following vesting schedule: 20% on the first anniversary of the grant date, with the remainder vesting in equal monthly installments over the next 48 months.

    (15) These options were granted on January 9, 2004. The options vest 20% on the first anniversary of the grant date, with the remainder vesting in equal monthly installments over the next 48 months.

    (16) These options were granted on October 4, 2004. The options vest 20% on the first anniversary of the grant date, with the remainder vesting in equal monthly installments over the next 48 months.

    (17) These options were originally granted on May 8, 2002 with the following vesting schedule: 20% on the first anniversary of the grant date, with the remainder vesting in equal monthly installments over the next 48 months.

    (18) These options were granted on June 13, 2003. The options vest 20% on the first anniversary of the grant date, with the remainder vesting in equal monthly installments over the next 48 months.

    (19) These options were issued in connection with the Company’s voluntary stock option exchange program. Under the program, eligible employees were given the option to cancel each outstanding option granted to them at an exercise price greater than or equal to $20 per share, in exchange for a new option to buy 0.8 shares of the Company’s common stock to be granted on June 5, 2003, six months and one day from December 4, 2002, the expiration date of the offer, and the date the old options of participating employees were cancelled. There was no credit given for option vesting during the period between cancellation of the outstanding option and the grant of the new option.

    (20) On September 26, 2003, options to purchase 25,000 shares were granted. These options vest in equal monthly installments over the next 60 months after the date of grant.

    (21) On October 17, 2003, options to purchase 25,000 shares were granted. These options vest in equal monthly installments over the next 60 months after the date of grant.

Option Exercises and Stock Vested

The following table summarizes all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by Advent’s named executive officers during fiscal 2006.

	Option Awards		Stock Awards(2)
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)(1)	Vesting (#)	on Vesting ($)
Stephanie G. DiMarco	—	$—	—	$—
David P.F. Hess Jr.	28,884	$357,818	—	$—
Dan T. H. Nye	23,000	$349,652	—	$—
Graham V. Smith	36,500	$770,298	—	$—
Lily S. Chang	—	$—	—	$—

(1)          The value realized equals the difference between the option exercise price and the fair market value of Advent common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)          No stock awards vested during fiscal 2006.

Pension Benefits

Advent’s named executive officers received no benefits in fiscal 2006 from Advent under defined pension or defined contribution plans other than the tax qualified 401(k) Plan.

Nonqualified Deferred Compensation

Advent’s named executive officers received no benefits in fiscal 2006 from Advent under nonqualified deferred compensation plans.

Potential Payment Upon Termination or Change-in-Control

The table below summarizes the estimated value of severance and change-of-control benefits for each of the named executive officers as of December 31, 2006 under the Advent Executive Severance Plan (filed as Exhibit 10.13 to Form 10-K for the year ended December 31, 2005). The actual amount to be paid out can only be determined at the time of such executive’s separation from the Company:

Post-Termination or Change-of-Control Incremental Value Transfer

	Payment	Salary	Bonus	Benefits /	Equity	Tax	Other	Total
Name	Trigger Event	Severance(1)	Severance	Pequisites(2)	Acceleration(3)	Gross-Up(4)	Payments	Value
Stephanie G. DiMarco,
CEO	Voluntary Termination	$0	$0	$0	$0	N/A	N/A	$0
	Termination for Cause	$0	$0	$0	$0	N/A	N/A	$0
	Involuntary Termination Unrelated to Change-of-Control	$375,100	$0	$14,333	$753,880	N/A	N/A	$1,143,313
	Involuntary Termination Related to Change-of-Control	$296,632	$0	$14,333	$1,949,318	$0	N/A	$2,260,282
	Change of Control Only	$0	$0	$0	$0	$0	N/A	$0
	Death	$187,550	$0	$7,166	$0	N/A	N/A	$194,716
	Disability	$187,550	$0	$7,166	$0	N/A	N/A	$194,716
	Retirement	$0	$0	$0	$0	N/A	N/A	$0
Graham V. Smith,
EVP & CFO	Voluntary Termination	$0	$0	$0	$0	N/A	N/A	$0
	Termination for Cause	$0	$0	$0	$0	N/A	N/A	$0
	Involuntary Termination Unrelated to Change-of-Control	$309,000	$0	$14,333	$1,196,684	N/A	N/A	$1,520,016
	Involuntary Termination Related to Change-of-Control	$309,000	$0	$14,333	$1,716,368	$0	N/A	$2,039,701
	Change of Control Only	$0	$0	$0	$0	$0	N/A	$0
	Death	$154,500	$0	$7,166	$0	N/A	N/A	$161,666
	Disability	$154,500	$0	$7,166	$0	N/A	N/A	$161,666
	Retirement	$0	$0	$0	$0	N/A	N/A	$0
Lily S. Chang,
EVP	Voluntary Termination	$0	$0	$0	$0	N/A	N/A	$0
	Termination for Cause	$0	$0	$0	$0	N/A	N/A	$0
	Involuntary Termination Unrelated to Change-of-Control	$280,800	$0	$14,333	$242,234	N/A	N/A	$537,366
	Involuntary Termination Related to Change-of-Control	$280,800	$0	$14,333	$602,843	$0	N/A	$897,976
	Change of Control Only	$0	$0	$0	$0	$0	N/A	$0
	Death	$140,400	$0	$7,166	$0	N/A	N/A	$147,566
	Disability	$140,400	$0	$7,166	$0	N/A	N/A	$147,566
	Retirement	$0	$0	$0	$0	N/A	N/A	$0
Daniel T.H. Nye,
EVP	Voluntary Termination	$0	$0	$0	$0	N/A	N/A	$0
	Termination for Cause	$0	$0	$0	$0	N/A	N/A	$0
	Involuntary Termination Unrelated to Change-of-Control	$275,000	$0	$14,247	$1,301,450	N/A	N/A	$1,590,697
	Involuntary Termination Related to Change-of-Control	$275,000	$0	$14,247	$1,301,450	$0	N/A	$1,590,697
	Change of Control Only	$0	$0	$0	$0	$0	N/A	$0
	Death	$137,500	$0	$7,124	$0	N/A	N/A	$144,624
	Disability	$137,500	$0	$7,124	$0	N/A	N/A	$144,624
	Retirement	$0	$0	$0	$0	N/A	N/A	$0
David P.F. Hess Jr.,
EVP	Voluntary Termination	$0	$0	$0	$0	N/A	N/A	$0
	Termination for Cause	$0	$0	$0	$0	N/A	N/A	$0
	Involuntary Termination Unrelated to Change-of-Control	$252,400	$0	$9,980	$501,135	N/A	N/A	$763,515
	Involuntary Termination Related to Change-of-Control	$252,400	$0	$9,980	$1,162,100	$0	N/A	$1,424,479
	Change of Control Only	$0	$0	$0	$0	$0	N/A	$0
	Death	$126,200	$0	$4,990	$0	N/A	N/A	$131,190
	Disability	$126,200	$0	$4,990	$0	N/A	N/A	$131,190
	Retirement	$0	$0	$0	$0	N/A	N/A	$0

(1)                Executives receive 12 months of salary for any involuntary termination (unrelated and related to change-of-control). Payments are made monthly over the relevant twelve-month period subject to the individual signing a release of claims in favor of the Company. Executives receive 6 months salary for termination due to death or disability. Payments are made monthly over the relevant six-month period.

(2)                Represents company portion of healthcare premium. Executives receive 12 months of healthcare continuation for any involuntary termination and 6 months of healthcare coverage for termination due to death or disability.

(3)                Executives receive 12 months vesting acceleration on outstanding equity awards for involuntary termination unrelated to a change-of-control and 30 months vesting acceleration for termination related to a change-of-control. Calculations are based on outstanding equity awards as of December 31, 2006 and a year-end stock price of $35.29.

(4)                Under the Plan, executives do not receive any gross-up payments; parachute payments under Section 280G are either delivered in full or delivered as to such lesser extent which would result in no portion of the severance benefits being subject to excise tax under Section 4999, whichever provides the best after-tax result to the executive. As of December 31, 2006, Ms. DiMarco is the only executive with severance payments exceeding the Section 280G “safe harbor.” Her best after-tax result is to reduce her severance by approximately $80,000 so that her parachute payments do not exceed the Section 280G limits.

Equity Compensation Plan Information

The following table summarizes as of December 31, 2006, the number of outstanding equity awards granted to employees, directors and non-employees, as well as the number of equity awards remaining available for future issuance, under the Company’s compensation plans:

	(a)		(b)	(c)
			Weighted-average	Number of securities
	Number of securities to be		exercise price of	remaining available for future
	issued upon exercise of		outstanding	issuance under equity
	outstanding options and		options and stock	compensation plans excluding
	stock appreciation rights		appreciation rights	securities reflected in column (a)
Equity compensation plans approved by security holders	5,531,944	(1)(2)	$20.08 (3)	3,920,388 (4)
Equity compensation plans not approved by security holders(5)	26,461		$20.41	27,298
Total	5,558,405	(1)(2)	$20.08 (3)	3,947,686 (4)

(1)          Includes 265,949 shares of common stock subject to RSU’s that will entitle each holder to the issuance of one share of common stock for each unit that generally vest over 4 years. Also, includes 546,724 shares of SAR’s. A SAR is the right to receive the appreciation in fair market value of common stock between the exercise date and the date of grant and generally vests over 5 years. Upon exercise, SAR’s will be settled in shares of Advent common stock.

(2)          Excludes purchase rights accuring under the 2005 Employee Stock Purchase Plan (“2005 ESPP”).

(3)          Calculated without taking into account 265,949 shares of common stock subject to outstanding RSU’s that will become issuable as those units vest, without any cash consideration or other payment required for such shares.

(4)          Includes 1,817,051 shares available for future issuance under the 2005 ESPP.

(5)          Amounts correspond to Advent’s 1998 Non-statutory Stock Option Plan, described below.

Our 1998 Non-statutory Stock Option Plan, which was not subject to stockholder approval, was adopted in 1998. On February 26, 2007, the Board terminated the 1998 Non-Statutory Stock Option Plan. This plan permitted the grant of options to purchase up to 300,000 shares to be granted to eligible employees. Officers and members of the Board of Directors were not eligible to participate in this plan. The plan was intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. Only non-statutory stock options were able to be granted under the plan. The plan was administered by the Board of Directors. See Note 9 of Notes to Consolidated Financial Statements, contained in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006, for a further description of the terms of the plan.

BENEFICIAL SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of Common Stock of the Company as of March 23, 2007 for the following: (i) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s Common Stock; (ii) each of the Company’s directors or nominees for director; (iii) the Company’s Chief Executive Officer and each of the officers (“Named Officers”) named in the Summary Compensation Table on page 26 hereof; and (iv) all directors and executive officers of the Company as a group.

	Shares	Percentage
	Beneficially	Beneficially
5% Stockholders, Directors and Officers	Owned(1)	Owned(1)(2)
5% Stockholders
SPO Partners & Co.(3)(4)	6,411,300	23.8
591 Redwood Highway, Suite 3215 Mill Valley, CA 94941
Clearbridge Advisors, LLC (A Legg Mason Company)(3)(5)	4,575,701	17.0
399 Park Avenue New York, NY 10022
Stephanie G. DiMarco(6)	2,315,179	8.6
c/o Advent Software, Inc. 600 Townsend Street San Francisco, CA 94103
Criterion Capital Management LLC(3)	1,618,338	6.0
One Maritime Plaza San Francisco, CA 94111
All 5% stockholders as a group	14,920,518	55.3

Directors and Named Officers
John H. Scully(7)	6,456,300	23.9
Stephanie G. DiMarco(6)(20)	2,315,179	8.6
A. George Battle(8)	31,375	*
Terry H. Carlitz(9)	37,500	*
James D. Kirsner(10)	29,500	*
James P. Roemer(11)	42,500	*
Wendell G. Van Auken(12)	75,700	*
William F. Zuendt(13)	89,500	*
David P.F. Hess Jr.(14)(20)	67,595	*
Dan T. H. Nye(15)(16)	152,776	*
Graham V. Smith(17)(20)	188,893	*
Lily S. Chang(18)(20)	534,907	2.0
All directors and executive officers as a group (13 persons)(19)	10,087,707	37.4

*                    Less than 1%

       (1) The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of March 23, 2007 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers) with respect to the shares shown as beneficially owned.

       (2) The total number of shares of the Company’s common stock outstanding as of March 23, 2007 was 26,982,974.

       (3) This information was obtained from filings made with the SEC pursuant to Sections 13(d), 13(f) or 13(g) of the Exchange Act.

       (4) 5,766,600 of the shares of common stock are owned directly by SPO Partners II, LP and indirectly by SPO Advisory Parters, LP in its capacity as the sole general partner of SPO Partners and SPO Advisory Corp., in its capacity as the sole general partner of SPO Advisory. 644,700 of the shares of common stock are owned directly by San Francisco Partners II, LP and indirectly by SF Advisory Partners, LP in its capacity as the sole general partner of SF Partners LP and SPO Advisory Corp., in its capacity as the sole general partner of SF Advisory.

       (5) Includes 4,388,547 shares of common stock benefically owned by ClearBridge Advisors, LLC, 152,154 shares of common stock beneficially owned by ClearBridge Asset Management, Inc., and 35,000 shares of common stock benefically owned by Smith Barney Fund Management LLC, as jointly reported on Schedule 13G/A filed on February 6, 2007.

       (6) Ms. DiMarco is President and Chief Executive Officer of the Company. Share amounts include 1,695,154 shares of common stock held in the name of DiMarco/Harleen Revocable Living Trust, 154,827 shares of common stock held in the name of DiMarco/Harleen 1996 Charitable Trust, 3,504 shares held in the name of the DiMarco/Harleen 1995 Children’s Trust, 52,224 shares held in the name of the Stephanie DiMarco Annuity Trust DTD 1/23/03, 52,224 shares held in the name of the James B. Harleen Annuity Trust DTD 1/23/03 and 2,152 shares held in the Pauline DiMarco Irrevocable Trust in which Stephanie DiMarco and James Harleen disclaim beneficial ownership. In addition, includes options to purchase 335,806 shares of common stock and SAR’s to acquire 4,788 shares of common stock exercisable within 60 days of March 23, 2007.

       (7) Includes 6,411,300 shares held by SPO Partners & Co., a company in which Mr. Scully serves as a managing director and options to purchase 45,000 shares of common stock exercisable by Mr. Scully within 60 days of March 23, 2007. 5,766,600 of the shares of common stock are owned directly by SPO Partners II, LP and indirectly by SPO Advisory Parters, LP in its capacity as the sole general partner of SPO Partners and SPO Advisory Corp., in its capacity as the sole general partner of SPO Advisory. 644,700 of the shares of common stock are owned directly by San Francisco Partners II, LP and indirectly by SF Advisory Partners, LP in its capacity as the sole general partner of SF Partners LP and SPO Advisory Corp., in its capacity as the sole general partner of SF Advisory.

       (8) Includes options to purchase 26,375 shares of common stock exercisable within sixty days of March 23, 2007.

       (9) Includes options to purchase 37,500 shares of common stock exercisable within sixty days of March 23, 2007.

(10) Share amount includes 7,500 shares held by the Kirsner Family Trust and options to purchase 22,000 shares of common stock exercisable within sixty days of March 23, 2007.

(11) Includes options to purchase 42,500 shares of common stock exercisable within sixty days of March 23, 2007.

(12) Share amount include 19,200 shares held by the Wendell G. & Ethel S. Van Auken Trust and options to purchase 56,500 shares of common stock exercisable within sixty days of March 23, 2007.

(13) Share amount include 63,000 shares held by the Zuendt Family Trust. Includes options to purchase 26,500 shares of common stock exercisable within sixty days March 23, 2007.

(14) Includes options to purchase 53,550 shares of common stock and SAR’s to acquire 2,359 shares of common stock exercisable within sixty days of March 23, 2007.

(15) Includes options to purchase 132,268 shares of common stock exercisable within sixty days of March 23, 2007.

(16) No longer an executive officer of the Company as of March 23, 2007.

(17) Includes options to purchase 179,917 shares of common stock and SAR’s to acquire 1,297 shares of common stock exercisable within sixty days of March 23, 2007.

(18) Includes 4,000 common shares held by the Lily S. Chang Charitable Remainder Trust and 219,871 held by the Lily S. Chang Trust. In addition, includes options to purchase 292,666 shares of common stock and SAR’s to acquire 1,297 shares of common stock exercisable within sixty days of March 23, 2007.

(19) Includes options to purchase 1,309,333 shares of common stock and stock appreciation rights to acquire 10,590 shares of common stock exercisable within sixty days of March 23, 2007.

(20) As of March 23, 2007, the executive officers listed below each held SAR’s. A SAR is the right to receive the appreciation in fair market value of common stock between the exercise date and the date of grant and generally vests over 5 years. Upon exercise, SAR’s will be settled in shares of Advent common stock. Before taxes, the number of shares of common stock issuable from SAR’s exercisable within 60 days of March 23, 2007 for the executive officers listed below was as follows:

					Number of Shares
	Number of		Common		of Common Stock
	SAR’s		Stock		Issuable from
	Exercisable		Fair Market		SAR’s Exercisable
	within 60 days	Exercise	Value as of	Total	within 60 days
	of 3/23/07	Price	3/23/2007	Appreciation	of 3/23/07
Stephanie G. DiMarco	23,683	$28.18	$35.32	$169,097	4,788
Graham V. Smith	6,417	$28.18	$35.32	$45,817	1,297
David P.F. Hess Jr.	11,667	$28.18	$35.32	$83,302	2,359
Lily S. Chang	6,417	$28.18	$35.32	$45,817	1,297

POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY INFORMATION

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Advent’s preference to avoid related party transactions.

Advent’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. For purposes of this section, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Advent’s Code of Business Ethics and Conduct. Under the Code of Business Ethics and Conduct, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Advent’s Corporate Goverance Principles require a director to promptly disclose the Board any potential or actual conflict of interest involving him or her. Under the Principles, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions shall be disclosed in Advent’s applicable filings with the Securities and Exchange Commission as required under SEC rules.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

James D. Kirsner, member of our Board of Directors, served on the board of directors of Ask Jeeves, Inc. from 2001 to 2005. During this period, A. George Battle, another of our directors, was Executive Chairman or CEO of Ask Jeeves, Inc.

Mr. Battle has served on the board of directors of Fair Isaac Corporation since August 1996. Mr. Kirsner joined the board of directors of Fair Isaac Corporation in February 2007.

John H. Scully, Chairman of our Board of Directors, served on the board of directors of ProQuest Company from 1988 to 2003. During part of this period, James P. Roemer, another of our directors, was Chairman and CEO of ProQuest. In addition, Messrs. Roemer and Battle own less than a 1% interest in SPO Partners II, L.P., an investment partnership managed by SPO Partners & Co., of which Mr. Scully is a Managing Director.

Wendell Van Auken, member of our Board of Directors, serves on the board of directors of Global English. In addition, Mr. Van Auken and Mr. Scully have an ownerhip interest in Global English which provided English language lessons to employees of UFIDA Software Co. Ltd., which supplies product development solutions and services to Advent. The services provided by Global English and associated fees to UFIDA were not significant for 2006.

As of December 31, 2006, Legg Mason, Inc. owned approximately 17% of the voting stock of Advent. Advent recognized approximately $0.5 million of revenue from Legg Mason during fiscal 2006. The Company’s accounts receivable from Legg Mason was $10,000 as of December 31, 2006.

Legg Mason, Inc. and Criterion Capital Management, which owned approximately 17% and 6%, respectively, of the voting stock of Advent as of December 31, 2006, are investment managers for Mr. Van Auken.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all such forms that they file.

Other than as provided in this proxy statement, based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that all Forms required for such persons were filed, the Company believes that during 2006 all Section 16(a) filing requirements applicable to its officers, directors and ten-percent stockholders were complied with.

AVAILABILITY OF FORM 10-K/A AND ANNUAL REPORT TO STOCKHOLDERS

The Company is providing an Annual Report to stockholders who receive this Proxy Statement. The Company will also provide copies of the Annual Reports to brokers, dealers, banks, voting trustees, and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, which also contains the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006 (not including documents incorporated by reference), are available without charge to stockholders upon written request to the Corporate Secretary, Advent Software Inc., 600 Townsend Street, San Francisco, California 94103. You may review the Company’s filings with the Securities and Exchange Commission by visiting the Company’s Investor Relations website at www.advent.com.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Company may recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

BY ORDER OF THE BOARD OF DIRECTORS

Graham V. Smith
Secretary
San Francisco, California
April 17, 2007

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		DESIGNATION (IF ANY)					000000000.000000 ext	000000000.000000 ext
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.				☒

Annual Meeting Proxy Card
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.
1.	Nominees:	For	Withhold			For	Withhold	For	Withhold
	01 - John H. Scully	☐	☐	02 - Stephanie G. DiMarco		☐	☐ 03 - A. George Battle	☐	☐

	04 - James D. Kirsner	☐	☐	05 - James P. Roemer		☐	☐ 06 - Wendell G. Van Auken	☐	☐

Issues — The Board of Directors recommends a vote FOR the following proposal.

				For	Against	Abstain
2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2007.				☐	☐	☐

Non-Voting Items
Change of Address — Please print your new address below.
								Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.		☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.				Signature 1 — Please keep signature within the box.				Signature 2 — Please keep signature within the box.
/	/

				C 1234567890		J N T		MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
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PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
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Proxy — Advent Software, Inc.

PROXY FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of ADVENT SOFTWARE, INC., a Delaware corporation, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 17, 2007. The undersigned stockholder hereby also designates Stephanie G. DiMarco and Graham V. Smith, or either of them, as proxies and attorneys-in-fact, with full power to each other of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of ADVENT SOFTWARE, INC. to be held on Wednesday, May 16, 2007 at 9:00 a.m., local time, at 600 Townsend Street, San Francisco, California and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THESE PROPOSALS.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE